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                                   EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS


                                            Year Ended December 31,
                                          2003        2002        2001
                                          -----       -----       -----
                                       (in thousands, except per share data)

BASIC

Net Income                               $2,105      $1,810      $1,626
/ Weighted Average Shares                 2,663       2,622       2,610

Basic Earnings Per Share                 $ 0.79      $ 0.69      $ 0.62
                                         ======      ======      ======


DILUTED

Net Income                               $2,105      $1,810      $1,626
/ Weighted Average Shares                 2,711       2,648       2,613

Diluted Earnings Per Share               $ 0.78      $ 0.68      $ 0.62
                                         ======      ======      ======




Notes:

   - Where applicable, diluted share computations include the effects of outstanding stock options.